Filed pursuant to Rule 424(b)(3)

File No. 333-272926

Kennedy Lewis Capital Company
SUPPLEMENT NO. 1 DATED NOVEMBER 27, 2024
TO THE PROSPECTUS DATED JUNE 27, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Kennedy Lewis Capital Company (“we,” “us,” “our,” or the “Company”), dated June 27, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the Prospectus.

Updates to Prospectus

On November 25, 2024, the Company entered into a new managing dealer agreement with Sanctuary Securities, Inc., an affiliate of the Company’s investment adviser, as the Company’s managing dealer. In connection with this transition, the Company provided notice for the termination of the existing managing dealer agreement dated as of April 11, 2024, by and among the Company and Realta Equities, Inc. Accordingly, all references to “Realta Equities, Inc.” as the Company’s managing dealer in the Prospectus and the Subscription Agreement are hereby deleted and replaced with “Sanctuary Securities, Inc.” The fees earned by Sanctuary Securities, Inc. are consistent with what is otherwise set forth with respect to the Managing Dealer in the Prospectus under the sections captioned “Plan of Distribution — Underwriting Compensation,” “— Shareholder Servicing and/or Distribution Fees - Class S and Class D,” “— Other Compensation,” and “— Limitations on Underwriting Compensation.”

The following replaces the last sentence of the first paragraph under the “Plan of Distribution—General” section of the Prospectus:

The Managing Dealer is an affiliate of the Adviser and is headquartered at 3815 River Crossing Pkwy, Suite 200, Indianapolis, IN 46240.